Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-180562, 333-188219, 333-156973, 333-206267, 333-207327, 333-203323, 333-226500, 333-224728, 333-255726 and 333-260449), the Registration Statement on Form S-1 (No. 333-227400) and the Registration Statements on Form S-8 (Nos. 333-192355, 333-170858, 333-148764, 333-206268, 333-213388, 333-220401, 333-227668, 333-233959 and 333-249712) of Synthetic Biologics, Inc. of our report dated February 10, 2022, with respect to the financial statements of VCN Biosciences, S.L., which report appears in the Amendment No. 1 to Form 8-K of Synthetic Biologics, Inc. dated May 6, 2022.

KPMG Auditores, S.L.

/S/ KPMG Auditores, S.L.

Barcelona, Spain

May 6, 2022